Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 28, 2009, accompanying the consolidated financial statements included in the Annual Report of SMF Energy Corporation on Form 10-K for the year ended June 30, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of SMF Energy Corporation on Forms S-8 (File No. 333-79801, effective June 2, 1999, File No. 333-61764, effective May 25, 2001, File No. 333-113622, effective March 15, 2004, and File No. 333-126123, effective June 24, 2005) and on Forms S-3 (File No. 333-61762, effective May 25, 2001, File No. 333-113682, effective March 17, 2004, File No. 333-126116, effective June 24, 2005, File No. 333-131146, effective January 19, 2006, File No. 333-143577, effective June 7, 2007, File No. 333-148217, effective December 20, 2007, and File No. 333-151270, effective May 30, 2008).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
September 28, 2009